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                                                               EXHIBIT (a)(1)(G)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED JANUARY 14, 2002 AND THE RELATED LETTER OF TRANSMITTAL, AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                              PRESERVER GROUP, INC.

                 ALL OF ITS COMMON SHARES AT $7.75 NET PER SHARE

Preserver Group, Inc., a New Jersey corporation (the "Company"), is inviting its shareholders to tender its Shares of Common Stock, par value $0.50 per share (the "Shares"), to the Company, at $7.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 14, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the Offer). For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased) Shares which are tendered and not withdrawn when, as and if the Company gives oral or written notice to the Tendering Agent of the Company's acceptance of such Shares for payment pursuant to the Offer.

THE OFFER IS CONDITIONED UPON A MINIMUM NUMBER 676,140 OF SHARES BEING TENDERED AND IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE THE TENDER OFFER -
SECTION 10. CERTAIN CONDITIONS OF THE OFFER.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 14, 2002, UNLESS THE OFFER IS EXTENDED.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

The Company reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Tendering Agent and making a public announcement thereof. See Section 1 of the Offer to Purchase.

If the number of Shares properly tendered and not withdrawn before 5:00 P.M., New York City time, on February 14, 2002, or the latest time and date at which the Offer, if extended by the Company, shall expire (the "Expiration Date"), is greater than 676,140 Shares, the Company, upon the terms and subject to the conditions of the Offer, will accept all Shares properly tendered and not withdrawn before the Expiration Date.

Except as otherwise provided in THE TENDER OFFER - Section 4. Withdrawal Rights of the Offer to Purchase, a tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Company, after 5:00 P.M., New York City time, on Thursday, February 14, 2002. See THE TENDER OFFER - Section 4. Withdrawal Rights.

For a withdrawal to be effective, the Tendering Agent must timely receive (at one of its addresses set forth on the back cover of the Offer to Purchase) a written or facsimile transmission notice of withdrawal. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if different from the name of the person who tendered the Shares, the name of the registered owner of such Shares. If the certificates have been delivered or otherwise identified to the Tendering Agent, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed


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by an Eligible Institution (as defined in THE TENDER OFFER - Section 3.
Procedures for Tendering Shares) (except in the case of Shares tendered by an Eligible Institution). If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in THE TENDER OFFER - Section 3. Procedures for Tendering Shares, the notice of withdrawal must specify the name and number of the account at The Depository Trust Company (as defined in THE TENDER OFFER - Section 2. Acceptance for Payment and Payment of Shares of the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. A withdrawal of a tender of Shares may not be rescinded and Shares properly withdrawn shall thereafter be deemed to be not validly tendered for purposes of the Offer. Withdrawn Shares, however, may be rendered before the Expiration Date by again following any of the procedures described in THE TENDER OFFER - Section 3. Procedures for Tendering Shares.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. These documents are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal, Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                      THE TENDERING AGENT FOR THE OFFER IS:

                            FIRST UNION NATIONAL BANK

                          BY MAIL OR OVERNIGHT COURIER:

                            FIRST UNION NATIONAL BANK
                           CORPORATE TRUST OPERATIONS
                        ATT: CORPORATE ACTIONS DEPARTMENT
                        1525 WEST W.T. HARRIS BLVD., 3C3
                            CHARLOTTE, NC 28288-1153


                            NEW YORK HAND DELIVERIES:

                            FIRST UNION NATIONAL BANK
                        598 LEXINGTON AVENUE, 22ND FLOOR
                               NEW YORK, NY 10022
                               TEL: (212) 839-7500

                     THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                           455 PARK AVENUE, 5TH FLOOR
                            NEW YORK, NEW YORK 10022

                                FOR INFORMATION:
                          CALL COLLECT: (212) 754-8000
                     BANKS AND BROKERS CALL: (800) 654-2468
                    STOCKHOLDERS PLEASE CALL: (800) 607-0088
                     E-MAIL ADDRESS: PRES.INFO@MORROWCO.COM


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